NEWSRELEASE
FOR IMMEDIATE RELEASE
November 20, 2009

Contacts:
Analysts Jay Gould Jim Graham	(614) 480-4060 (614) 480-3878	Media Maureen Brown	(614) 480-5512

THE HUNTINGTON NATIONAL BANK ANNOUNCES COMPLETION OF
ITS OFFER TO PURCHASE FOR CASH SUBORDINATED BANK NOTES

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com). The Huntington National Bank (“Huntington”) announced the final results of its offer to purchase subordinated bank notes having an aggregate principal amount up to $400,000,000 (the “Tender Offer”). The results are set forth in the table below.

The Tender Offer expired at 11:59 p.m., New York City time, on November 19, 2009 (the “Expiration Date”). As of the Expiration Date, $370,829,000 aggregate principal amount of subordinated bank notes were validly tendered for purchase, according to information provided by Global Bondholder Services Corporation, the Depositary and Information Agent with respect to the Tender Offer. Huntington has accepted for purchase all subordinated bank notes validly tendered and not validly withdrawn. This will result in an aggregate purchase price of $338,858,121, which includes the applicable accrued and unpaid interest on those subordinated bank notes. The expected settlement date for the Tender Offer is November 23, 2009. After settlement of the Tender Offer, $429,171,000 aggregate principal amount of subordinated bank notes that were subject to the offer to purchase will remain outstanding.

“We are very pleased with the results of the tender offer,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Our ability to successfully raise capital this year afforded us the flexibility to repurchase the subordinated bank notes subject to the tender offer.”

The table below sets forth in detail the amount of each issue of subordinated bank notes validly tendered and accepted for purchase as of the Expiration Date:

				Aggregate Principal	Aggregate Principal
			Aggregate Principal	Amount Tendered and	Amount To Be
			Amount Outstanding	Accepted for	Outstanding After
			As of October 22,	Purchase As of	Settlement on
Title of Security	CUSIP Number	Maturity Date	2009	November 19, 2009	November 23, 2009
The Huntington National Bank 5.375% Subordinated Bank Notes Due 2019	44643TAD9	February 28, 2019	$150,000,000	$74,284,000	$75,716,000
The Huntington National Bank 6.60% Subordinated Bank Notes Due 2018	44643TAA5	June 15, 2018	$200,000,000	$74,461,000	$125,539,000
The Huntington National Bank 5.50% Subordinated Bank Notes Due 2016	44643TAE7	February 15, 2016	$250,000,000	$146,991,000	$103,009,000
The Huntington National Bank 4.90% Subordinated Bank Notes Due 2014	44643TAC1	January 15, 2014	$200,000,000	$75,093,000	$124,907,000

Other Information

Sandler O’Neill & Partners, L.P. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Sandler O’Neill & Partners, L.P. at 866-805-4128 (toll free) or 212-466-7807 (collect).

This news release does not constitute an offer to buy or the solicitation of an offer to sell any securities, and there shall be no purchase of securities of Huntington in any state or jurisdiction in which such an offer, solicitation or purchase would be unlawful. The Tender Offer was made only pursuant to the Offer to Purchase dated October 22, 2009, and the related letter of transmittal.

Forward-looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections and statements, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors. Additional factors that could cause results to differ materially from those described above can be found in Huntington Bancshares Incorporated’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington Bancshares Incorporated with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

The Huntington National Bank is a full-service commercial and consumer bank. Its sole shareholder, Huntington Bancshares Incorporated, is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Huntington Bancshares Incorporated has more than 143 years of serving the financial needs of its customers. Through its subsidiaries, including its banking subsidiary, The Huntington National Bank, it provides full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Its over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington Bancshares Incorporated also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Its Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.

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